Exhibit 10.1

Via personal delivery

July 30, 2018

Edgardo Baracchini, Ph.D.

RE:    Transition and Separation Agreement

Dear Edgardo,

This letter sets forth the terms and conditions of our agreement (“Agreement”) regarding the separation of your employment with Xencor, Inc. (the “Company”).  As discussed,  the Company accepts your resignation effective August 15, 2018.  Until such time, you will continue to serve in your current capacity.  This Agreement will become effective on the “Effective Date” as defined in Section 5 herein.  Other than as specifically noted herein, this Agreement supersedes all prior employment-related agreements between you and the Company, including but not limited to the Employment Agreement between you and the Company dated September 5, 2013, as amended by that certain Severance Agreement (the “2016 Agreement”)  between you and the Company dated July 29, 2016 (collectively, the “Employment Agreement”).

You and the Company hereby agree as follows:

1.Separation.  You resign your employment with the Company effective August 15, 2018 (the “Separation Date”) and the Company accepts your resignation on such date.

2.SEPARATION BENEFITS.  Provided that this Agreement becomes effective, the Company will 1) provide you with the benefits specified in section 3(b) of the 2016 Agreement; and 2) extend the period of time during which you may exercise your stock options that are vested as of your Separation Date to the date that is one year after the Separation Date; provided, however, that your rights to exercise your vested stock options may terminate prior to such date (including upon a corporate transaction), in accordance with the terms of the Company’s applicable equity incentive plan and stock option grant notices and agreements thereunder evidencing such options,  or your violation of your obligations to the Company, including as set forth in this Agreement.  You understand and agree that the extension of the post-termination exercise period of your stock options described in this Section 2 shall disqualify, immediately, any stock options that were previously considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) under the rules of the Code, and by executing this Agreement, you consent to this treatment and disqualification and you represent that you have consulted with your tax advisors regarding these tax implications or have knowingly and voluntarily declined to do so.  Except to the extent provided in this Section 2, the your stock options will continue to be subject to the terms and conditions of the equity plans and stock option grant notices and agreements under which they were granted.

1.

This Agreement shall constitute the “Release” prescribed by section 3(b) of the 2016 Agreement.

3.Other Compensation and Benefits.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

4.Release of Claims.

(a)            General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)            Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of your employment: (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

(c)            Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) any rights or claims to coverage under insurance policies maintained by the Company for directors, executives, and/or officers.  In addition, although nothing herein prevents you from filing a claim or charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other local, state, or federal agency, you hereby waive your right to receive any monetary or other benefits in connection with any such claim, charge or proceeding; provided however, that this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

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(d)            Acknowledgements.  You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on‑the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time  to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

5.ADEA Waiver.  You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above).  You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled.  You are advised by this writing that:  (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”).  You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

6.Section 1542 Waiver.  In giving the applicable releases set forth herein, which include claims which may be unknown at present, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

7.No Admissions.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

8.Deadline.  This offer shall remain open to you until 5:00 p.m. Pacific Standard Time on the twenty-first day following the delivery of this Agreement to you (the “Expiration Date”).  If you have not signed and returned this Agreement to me by the Expiration Date, this offer will automatically lapse and be null and void.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing below and returning the signed Agreement to me.

3.

Sincerely,

Xencor, Inc.

/s/ Bassil I. Dahiyat
By: Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer, Director

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/s/ Edgardo Baracchini	July 31, 2018
Edgardo Baracchini, Ph.D.	Date

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